Digipath Labs’ Resumes Testing Operations
Following Reinstatement of Nevada Licenses

(LAS VEGAS, NV, February 1, 2018) – Digipath, Inc. (OTCQB: DIGP), a service-oriented independent cannabis testing laboratory and media firm focused on the developing cannabis market, announced today that it has resumed cannabis testing operations following the reinstatement of the Medical Marijuana Registration Certificate and Marijuana Testing Facility License held by its wholly-owned subsidiary, Digipath Labs. This follows a full audit of the Company’s lab facilities by the Nevada Department of Taxation, Marijuana Enforcement Division and the Department’s approval of the Plan of Correction submitted by Digipath Labs. Digipath Labs also received its Clark County Business License allowing full operation in the county and the state.

Todd Denkin, Digipath’s President and COO, commented, “We are obviously pleased with the decision by Nevada’s Department of Taxation to reinstate our lab testing licenses, and thank the team of inspectors for the focus and speed with which they worked with us. We are also very grateful to all of our clients who have been so supportive of us during this process and we already have a full schedule of samples coming in. We look forward to resuming testing services for all cannabis products, made here in Nevada.”

About Digipath, Inc.

Digipath, Inc. supports the cannabis industry’s best practices for reliable testing, cannabis education and training, and brings unbiased cannabis news coverage to the cannabis industry.

Digipath Labs provides pharmaceutical-grade analysis and testing to the cannabis industry to ensure producers, consumers, and patients know exactly what is in the cannabis they ingest and to help maximize the quality of its client’s products through analysis, research, development, and standardization.

Information about Forward-Looking Statements

This press release contains “forward-looking statements” that include information relating to future events. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in, or suggested by, the forward-looking statements. Important factors that could cause these differences include, but are not limited to: the Company’s need for additional funding, the demand for the Company’s products, governmental regulation of the cannabis industry, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other risks that may be detailed from time-to-time in the Company’s filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Digipath, please refer to the Company’s recent Securities and Exchange Commission filings, which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Harrison Phillips

Viridian Capital Advisors, LLC

212-209-3086

hphillips@viridianca.com